EXHIBIT  23.1



                        INDEPENDENT  AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 33-8316 on Forms S-8 and S-3, Amendment No. 3 to Registration Statement No. 333-00883 on Form S-3, Registration Statement No. 333-48023 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-47835 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-33147 on Form S-3, Amendment No. 1 to Registration Statement No. 333-11779 on Form S-3, and Registration Statement Nos. 33-20226, 33-23699, 33-33571, 33-41330, 33-81914, 333-04041 and 333-61549 on Form S-8 of our
report dated February 25, 1999 appearing in this Annual Report on Form 10-K of Sigma Designs, Inc. for the year ended January 31, 1999.

/s/ Deloitte & Touche LLP

San Jose, California
April 27, 1999